Exhibit 99.1

Boot Barn Holdings, Inc. Announces First Quarter Fiscal Year 2025

Financial Results

IRVINE, California – August 7, 2024 – Boot Barn Holdings, Inc. (NYSE: BOOT) (the “Company”) today announced its financial results for the first fiscal quarter ended June 29, 2024. A Supplemental Financial Presentation is available at investor.bootbarn.com.

For the quarter ended June 29, 2024 compared to the quarter ended July 1, 2023:

●	Net sales increased 10.3% over the prior-year period to $423.4 million.
●	Same store sales increased 1.4% compared to the prior-year period, comprised of an increase of 0.8% in retail store same store sales and an increase of 6.7% in e-commerce same store sales.
●	Net income was $38.9 million, or $1.26 per diluted share, compared to $34.3 million, or $1.13 per diluted share, in the prior-year period. Net income per diluted share in the current-year and prior-year period includes an approximately $0.06 and $0.02 per share benefit, respectively, primarily due to income tax accounting for share-based compensation.
●	The Company opened 11 new stores, bringing its total store count to 411.

Jim Conroy, President and Chief Executive Officer, commented, “I am very pleased with our first quarter results and want to thank the entire Boot Barn team across the country for excellent execution. We increased revenue by more than 10% with growth in sales from both new stores and same store sales and exceeded the high end of our guidance range across every metric, including a significant beat of earnings per share. The sequential improvement we have seen in consolidated same store sales growth not only continued into the first quarter but grew consistently from month to month within the quarter itself. We are encouraged by the building sales momentum we have seen, particularly while maintaining our low promotional posture. Looking forward, despite the potential macroeconomic challenges, we remain steadfast in maintaining our focus on our strategic initiatives and feel that we are well-positioned for long-term success.”

Operating Results for the First Quarter Ended June 29, 2024 Compared to the First Quarter Ended July 1, 2023

●	Net sales increased 10.3% to $423.4 million from $383.7 million in the prior-year period. Consolidated same store sales increased 1.4%, with retail store same store sales increasing 0.8% and e-commerce same store sales increasing 6.7%. The increase in net sales was the result of incremental sales from new stores and the increase in consolidated same store sales.
●	Gross profit was $156.7 million, or 37.0% of net sales, compared to $142.0 million, or 37.0% of net sales, in the prior-year period. Gross profit increased primarily due to an increase in sales and merchandise margin, partially offset by the occupancy costs of new stores. Gross profit rate was flat when compared to the prior-year period, as a result of a 100 basis-point increase in merchandise margin rate, offset by 100 basis points of deleverage in buying, occupancy and distribution center costs. The increase in merchandise margin rate was the result of supply chain efficiencies, while the deleverage in buying, occupancy and distribution center costs was driven primarily by the addition of new stores.
●	Selling, general and administrative expenses were $106.5 million, or 25.2% of net sales, compared to $95.7 million, or 24.9% of net sales, in the prior-year period. The increase in selling, general and administrative expenses, as compared to the prior-year period, was primarily a result of higher store payroll and store-related expenses associated with operating more stores, corporate general and administrative expenses, and marketing expenses in the current year. Selling, general and administrative expenses as a percentage of net sales increased by 20 basis points primarily as a result of higher marketing expenses and higher corporate general and administrative expenses, partially offset by lower store-related expenses.
●	Income from operations increased $4.0 million to $50.2 million, or 11.9% of net sales, compared to $46.2 million, or 12.1% of net sales, in the prior-year period, primarily due to the factors noted above.
●	Net income was $38.9 million, or $1.26 per diluted share, compared to net income of $34.3 million, or $1.13 per diluted share in the prior-year period. The increase in net income is primarily attributable to the factors noted above. Net income per diluted share in the current-year and prior-year period includes an approximately $0.06 and $0.02 per share benefit, respectively, primarily due to income tax accounting for share-based compensation.

Sales by Channel

The following table includes total net sales growth, same store sales (“SSS”) growth/(decline) and e-commerce as a percentage of net sales for the periods indicated below.

	Thirteen Weeks				Preliminary	Preliminary
	Ended	Four Weeks	Four Weeks	Five Weeks	Four Weeks	One Week Ended
	June 29, 2024	Fiscal April	Fiscal May	Fiscal June	Fiscal July	August 3, 2024

Total Net Sales Growth	10.3%	8.2%	10.5%	12.0%	8.8%	11.7%

Retail Stores SSS	0.8%	(1.5)%	1.9%	1.8%	(0.9)%	1.6%
E-commerce SSS	6.7%	5.0%	6.0%	8.7%	5.0%	12.7%
Consolidated SSS	1.4%	(0.8)%	2.4%	2.5%	(0.3)%	2.6%

E-commerce as a % of Net Sales	9.5%	10.0%	9.5%	9.0%	9.2%	9.1%

Balance Sheet Highlights as of June 29, 2024

●	Cash of $83 million.
●	Zero drawn under the $250 million revolving credit facility.
●	Average inventory per store increased approximately 6% on a same store basis compared to July 1, 2023.

Fiscal Year 2025 Outlook

The Company is providing updated guidance for the fiscal year ending March 29, 2025, superseding in its entirety the previous guidance issued in its fourth quarter and fiscal year 2024 earnings report on May 14, 2024. For the fiscal year ending March 29, 2025 the Company now expects:

●	To open 60 new stores.
●	Total sales of $1.816 billion to $1.850 billion, representing growth of 8.9% to 11.0% over the prior year.
●	Same store sales decline of approximately (1.0)% to growth of 1.2%, with a retail store same store sales decline of approximately (1.3)% to growth of 0.7% and e-commerce same store sales growth of approximately 3.0% to 5.5%.
●	Gross profit between $672.0 million and $688.8 million, or approximately 37.0% to 37.2% of sales.

●	Selling, general and administrative expenses between $464.9 million and $469.4 million, or approximately 25.6% to 25.4% of sales.
●	Income from operations between $207.0 million and $219.4 million, or approximately 11.4% to 11.9% of sales.
●	Effective tax rate of 26.3% for the remaining nine months of the fiscal year.
●	Net income of $156.1 million to $165.4 million.
●	Net income per diluted share of $5.05 to $5.35, based on 30.9 million weighted average diluted shares outstanding.
●	Capital expenditures between $115.0 million and $120.0 million, which is net of estimated landlord tenant allowances of $30.2 million.

For the fiscal second quarter ending September 28, 2024, the Company now expects:

●	Total sales of $405 million to $412 million, representing growth of 8.2% to 10.0% over the prior-year period.
●	Same store sales decline of approximately (0.5)% to growth of 1.4%, with a retail store same store sales decline of approximately (1.0)% to growth of 1.0% and e-commerce same store sales growth of approximately 3.0% to 5.0%.
●	Income from operations between $33.2 million and $35.7 million, or approximately 8.2% to 8.7% of sales.
●	Net income per diluted share of $0.81 to $0.87, based on 30.9 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the first quarter of fiscal year 2025 is scheduled for today, August 7, 2024, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (866) 652-5200. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A Supplemental Financial Presentation is also available on the investor relations section of the Company’s website. A telephone replay of the call will be available until September 7, 2024, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 10191114. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 412 stores in 46 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to the Company’s current expectations and projections relating to, by way of example and without limitation, the Company’s financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan“, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.

Brendon Frey, 203-682-8216

BootBarnIR@icrinc.com

or

Company Contact:
Boot Barn Holdings, Inc.

Mark Dedovesh, 949-453-4489

Senior Vice President, Investor Relations & Financial Planning

BootBarnIRMedia@bootbarn.com

Boot Barn Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	June 29,	March 30,
	2024	2024
Assets
Current assets:
Cash and cash equivalents	$83,387	$75,847
Accounts receivable, net	7,916	9,964
Inventories	627,108	599,120
Prepaid expenses and other current assets	37,572	44,718
Total current assets	755,983	729,649
Property and equipment, net	346,668	323,667
Right-of-use assets, net	409,794	390,501
Goodwill	197,502	197,502
Intangible assets, net	58,685	58,697
Other assets	5,827	5,576
Total assets	$1,774,459	$1,705,592
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$133,974	$132,877
Accrued expenses and other current liabilities	121,378	116,477
Short-term lease liabilities	67,764	63,454
Total current liabilities	323,116	312,808
Deferred taxes	42,111	42,033
Long-term lease liabilities	423,374	403,303
Other liabilities	4,036	3,805
Total liabilities	792,637	761,949

Stockholders’ equity:
Common stock, $0.0001 par value; June 29, 2024 - 100,000 shares authorized, 30,800 shares issued; March 30, 2024 - 100,000 shares authorized, 30,572 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	239,351	232,636
Retained earnings	761,935	723,026
Less: Common stock held in treasury, at cost, 297 and 228 shares at June 29, 2024 and March 30, 2024, respectively	(19,467)	(12,022)
Total stockholders’ equity	981,822	943,643
Total liabilities and stockholders’ equity	$1,774,459	$1,705,592

Boot Barn Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	June 29,	July 1,
	2024	2023
Net sales	$423,386	$383,695
Cost of goods sold	266,637	241,732
Gross profit	156,749	141,963
Selling, general and administrative expenses	106,527	95,718
Income from operations	50,222	46,245
Interest expense	351	1,023
Other income, net	596	224
Income before income taxes	50,467	45,446
Income tax expense	11,558	11,193
Net income	$38,909	$34,253

Earnings per share:
Basic	$1.28	$1.14
Diluted	$1.26	$1.13
Weighted average shares outstanding:
Basic	30,433	29,922
Diluted	30,815	30,444

Boot Barn Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen Weeks Ended
	June 29,	July 1,
	2024	2023
Cash flows from operating activities
Net income	$38,909	$34,253
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,268	10,603
Stock-based compensation	5,764	4,953
Amortization of intangible assets	12	14
Noncash lease expense	15,908	13,117
Amortization and write-off of debt issuance fees and debt discount	27	27
Loss on disposal of assets	55	176
Deferred taxes	78	727
Changes in operating assets and liabilities:
Accounts receivable, net	2,059	1,452
Inventories	(27,988)	23,200
Prepaid expenses and other current assets	6,909	11,486
Other assets	(251)	354
Accounts payable	1,848	(24,872)
Accrued expenses and other current liabilities	(6,108)	158
Other liabilities	231	498
Operating leases	(10,410)	(5,344)
Net cash provided by operating activities	$41,311	$70,802
Cash flows from investing activities
Purchases of property and equipment	(27,066)	(29,895)
Net cash used in investing activities	$(27,066)	$(29,895)
Cash flows from financing activities
Payments on line of credit, net	—	(39,828)
Repayments on debt and finance lease obligations	(211)	(213)
Tax withholding payments for net share settlement	(7,445)	(2,305)
Proceeds from the exercise of stock options	951	345
Net cash used in financing activities	$(6,705)	$(42,001)

Net increase/(decrease) in cash and cash equivalents	7,540	(1,094)
Cash and cash equivalents, beginning of period	75,847	18,193
Cash and cash equivalents, end of period	$83,387	$17,099

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$584	$646
Cash paid for interest	$322	$1,151
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$23,197	$17,517

Boot Barn Holdings, Inc.

Store Count

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	June 29,	March 30,	December 30,	September 30,	July 1,	April 1,	December 24,	September 24,
	2024	2024	2023	2023	2023	2023	2022	2022
Store Count (BOP)	400	382	371	361	345	333	321	311
Opened/Acquired	11	18	11	10	16	12	12	10
Closed	—	—	—	—	—	—	—	—
Store Count (EOP)	411	400	382	371	361	345	333	321

Boot Barn Holdings, Inc.

Selected Store Data

						Fourteen
	Thirteen Weeks Ended					Weeks Ended	Thirteen Weeks Ended
	June 29,	March 30,	December 30,	September 30,	July 1,	April 1,	December 24,	September 24,
	2024	2024	2023	2023	2023	2023	2022	2022
Selected Store Data:
Same Store Sales growth/(decline)	1.4%	(5.9)%	(9.7)%	(4.8)%	(2.9)%	(5.5)%	(3.6)%	2.3%
Stores operating at end of period	411	400	382	371	361	345	333	321
Comparable stores operating during period(1)	349	335	322	312	302	290	280	275
Total retail store selling square footage, end of period (in thousands)	4,547	4,371	4,153	4,027	3,914	3,735	3,598	3,451
Average retail store selling square footage, end of period	11,063	10,929	10,872	10,855	10,841	10,825	10,806	10,751
Average sales per comparable store (in thousands)(2)	$980	$917	$1,256	$950	$1,014	$1,092	$1,424	$1,001

(1)	Comparable stores have been open at least 13 full fiscal months as of the end of the applicable reporting period.
(2)	Average sales per comparable store is calculated by dividing comparable store trailing three-month sales for the applicable period by the number of comparable stores operating during the period.